Exhibit 99.1

Preformed Line Products Announces Second Quarter and First Half 2015 Results

MAYFIELD VILLAGE, Ohio, Aug. 6, 2015 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for its second quarter and first six months of 2015.

Net income for the quarter ended June 30, 2015 was $3,680,000, or $.68 per diluted share, compared to $5,080,000 or $.94 per diluted share, for the comparable period in 2014.

Net sales in the second quarter of 2015 were $87,869,000, compared to $99,981,000 in the second quarter of 2014.

Currency exchange rates had a negative impact on sales of $8,320,000 for the second quarter of 2015, but the effect on net income was negligible.

Net income for the six months ended June 30, 2015 was $3,424,000, or $.63 per diluted share, compared to $7,818,000, or $1.44 per diluted share, for the comparable period in 2014.

Net sales were $173,659,000 for the first six months of 2015 compared to $189,906,000 in the first six months of 2014.

Currency exchange rates had a negative impact on sales of $14,761,000 and a negligible impact on net income for the first six months of 2015.

In addition to the negative impact of currency exchange rates, comparative results were also affected primarily by the translation of intercompany receivables and payables. The impact was negligible in the second quarter of 2015 and was a favorable unrealized gain in the second quarter of 2014, increasing pretax income by $981,000. For the six months ended June 30, 2015, an unrealized loss of $3,376,000 was recorded compared to an unrealized gain for the six months of 2014 of $1,610,000, resulting in an unfavorable $4,986,000 difference in pretax income when comparing the two periods.

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Net sales	$ 87,869	$ 99,981	$ 173,659	$ 189,906
Cost of products sold	61,425	68,784	122,455	131,261
GROSS PROFIT	26,444	31,197	51,204	58,645

Costs and expenses
Selling	7,752	9,061	14,960	17,566
General and administrative	9,391	10,836	19,577	21,994
Research and engineering	3,864	4,183	7,585	7,958
Other operating expense (income) - net	252	(495)	3,983	(698)
	21,259	23,585	46,105	46,820

OPERATING INCOME	5,185	7,612	5,099	11,825

Other income (expense)
Interest income	112	98	214	207
Interest expense	(149)	(202)	(282)	(363)
Other income (expense) - net	(682)	98	(625)	74
	(719)	(6)	(693)	(82)

INCOME BEFORE INCOME TAXES	4,466	7,606	4,406	11,743

Income taxes	786	2,526	982	3,925

NET INCOME	$ 3,680	$ 5,080	$ 3,424	$ 7,818

BASIC EARNINGS PER SHARE
Net Income	$ 0.68	$ 0.94	$ 0.63	$ 1.45

DILUTED EARNINGS PER SHARE
Net Income	$ 0.68	$ 0.94	$ 0.63	$ 1.44

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,392	5,389	5,394	5,390

Weighted-average number of shares outstanding - diluted	5,393	5,393	5,396	5,430

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Thousands of dollars, except share and per share data)	2015	2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 30,730	$ 29,643
Accounts receivable, less allowances of $2,499 ($2,370 in 2014)	63,270	67,942
Inventories - net	78,133	80,037
Deferred income taxes	8,334	7,249
Prepaids	12,109	9,167
Other current assets	7,899	6,625
TOTAL CURRENT ASSETS	200,475	200,663

Property, plant and equipment - net	97,543	102,531
Other intangibles - net	12,484	14,121
Goodwill	16,575	17,792
Deferred income taxes	7,220	5,773
Other assets	10,747	13,087

TOTAL ASSETS	$ 345,044	$ 353,967

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 2,431	$ 1,809
Current portion of long-term debt	112	116
Trade accounts payable	23,582	22,332
Accrued compensation and amounts withheld from employees	10,924	9,876
Accrued expenses and other liabilities	18,287	21,194
TOTAL CURRENT LIABILITIES	55,336	55,327

Long-term debt, less current portion	30,743	31,749
Other noncurrent liabilities and deferred income taxes	23,532	23,966

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,391,671 and
5,397,138 issued and outstanding, net of 827,211 and 819,424 treasury
shares at par, respectively, as of June 30, 2015 and December 31, 2014	10,781	10,794
Common shares issued to Rabbi Trust, 290,470 and 292,609 shares at
June 30, 2015 and December 31, 2014	(11,637)	(11,790)
Deferred Compensation Liability	11,637	11,790
Paid-in capital	23,311	22,795
Retained earnings	245,346	244,470
Accumulated other comprehensive loss	(44,005)	(35,134)
TOTAL SHAREHOLDERS' EQUITY	235,433	242,925

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 345,044	$ 353,967

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249